INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT
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This Endorsement forms a part of the Contract to which it is attached and is effective as of the Issue Date of the Contract.

The following provisions apply to a Contract which is issued on a qualified basis under Internal Revenue Code ("IRC") Section 408(b). In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control. The Contract is amended as follows:

1.   This Contract Owner is the Annuitant. There shall be no Joint Owner.

2.   This Contract is not transferable.

3. This Contract, and the benefits under it, cannot be sold, assigned or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than to the issuer of the Contract.

4.   The Contract Owner's entire interest in this Contract is nonforfeitable.

5. This Contract is established for the exclusive benefit of the Annuitant and the Annuitant's Beneficiary(ies).

6. Except in the case of a rollover contribution (as permitted by Internal Revenue Code Sections 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10),
     408(d)(3) and 457(e)(16)) or a contribution made in accordance with the terms of a Simplified Employee Pension (SEP) as described in Section 408(k), no contributions will be accepted unless they are in cash, and the total of such contributions shall not exceed:

     $3,000 for any taxable year beginning in 2002 through 2004;
     $4,000 for any taxable year beginning in 2005 through 2007; and $5,000 for any taxable year beginning in 2008 and years thereafter.

After 2008, the limit will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code Section 219(b)(5)(C). Such adjustments will be in multiples of $500.

In the case of an individual who is 50 or older, the annual cash contribution limit is increased by:

     $500 for any taxable year beginning in 2002 through 2005; and $1000 for any taxable year beginning in 2006 and years thereafter.

No contribution will be accepted under a SIMPLE plan established by any employer pursuant to Code section 408(p). No transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE plan will be accepted from a SIMPLE IRA; that is, an IRA used in conjunction with a SIMPLE plan, prior to the expiration of the 2-year period beginning on the date the individual first participated in that employer's SIMPLE plan.

7.
     a. Notwithstanding any provision of this IRA to the contrary, the distribution of the individual's interest in the IRA shall be made in accordance with the requirements of Code Section 408(b)(3) and the regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the IRA (as determined under paragraph 9.c.) must satisfy the requirements of Code Section 408(a)(6) and the regulations thereunder, rather than paragraphs b., c. and d. below and paragraph 9.

     b. The entire interest of the individual for whose benefit the contract is maintained will commence to be distributed no later than the first day of April following the calendar year in which such individual attains age 70 1/2 (the "required beginning date") over (a) the life of such individual or the lives of such individual and his or her designated beneficiary or (b) a period certain not extending beyond the life expectancy of such individual or the joint and last survivor expectancy of such individual and his or her designated beneficiary. Payments must be made in periodic payments at intervals of no longer than 1 year and must be either nonincreasing or they may increase only as provided in Q&As -1 and -4 of Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A -2 of
          Section 1.401(a)(9)-6T.

     c. The distribution periods described in paragraph (b) above cannot exceed the periods specified in Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations.

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     d.   The first required payment can be made as late as April 1 of the year following the year the individual attains age 70 1/2 and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

8. The Contract Owner shall be permitted to withdraw the required distribution in any year from another Individual Retirement Arrangement or annuity maintained for the benefit of the Contract Owner in accordance with IRS Notice 88-38. The Contract Owner shall be responsible for determining whether the minimum distribution requirements are met and the Company shall have no responsibility for such determination.

9.
     a. Death On or After Required Distributions Commence. If the individual dies on or after required distributions commence, the remaining portion of his or her interest will continue to be distributed under the contract option chosen.

     b. Death Before Required Distributions Commence. If the individual dies before required distributions commence, his or her entire interest will be distributed at least as rapidly as follows:

          (1) If the designated beneficiary is someone other than the individual's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the individual's death, over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of the individual's death, or, if selected, in accordance with paragraph b.(3) below.

          (2) If the individual's sole designated beneficiary is the individual's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the individual's death (or by the end of the calendar year in which the individual would have attained age 70 1/2 , if later,) over such spouse's life, or, if selected, in accordance with paragraph b.(3) below. If the surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse's death, over the spouse's designated beneficiary's remaining life expectancy determined using such beneficiary's age as of his or her birthday in the year following the death of the spouse, or, if selected, will be distributed in accordance with paragraph b.(3) below. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the contract option chosen.

          (3) If there is no designated beneficiary, or if applicable by operation of paragraph b.(1) or b.(2) above, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the individual's death (or of the spouse's death in the case of the surviving spouse's death before distributions are required to begin under paragraph b.(2) above).

          (4)  Life expectancy is determined using the Single Life Table in Q&A
               - 1 of Section 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in that year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's age in the year specified in paragraph b.(1) or b.(2) and reduced by 1 for each subsequent year.

     c. The "interest" in the IRA includes the amount of any outstanding rollover, transfer and recharacterization under Q&As -7 and -8 of
          Section 1.408-8 of the Income Tax Regulations and the actuarial value of any other benefits provided under the IRA, such as guaranteed death benefits.

     d. Required distributions under this section are considered to commence on the individual's required beginning date or, if applicable, on the date distributions are required to begin to the surviving spouse under paragraph b.(2) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations, then required distributions are considered to commence on the annuity starting date.

     e. If the sole designated beneficiary is the individual's surviving spouse, the spouse may select to treat the IRA as his or her own IRA. This election will be deemed to have been made if such surviving spouse makes a contribution to the IRA or fails to take required distributions as a beneficiary.

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10.      Separate records will be maintained by the Company for the interest of each Contract Owner. The Company shall furnish annual calendar year reports concerning the status of the Contract and such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue.

11. The Company may at its option either accept additional future payments or terminate the Contract by a lump sum payment of the then present value of the paid up benefit if no premiums have been received for two full consecutive policy years and the paid up annuity benefit at maturity would be less than $20 per month.

12. Within ten (10) days of the date you receive your Contract, you may revoke it and receive a refund of purchase payments less any withdrawals. If the Company pursuant to the Right to Examine provision allocates payment to the Money Market Sub-Account, then the refund will be the greater of the purchase payments or the Contract Value. A refund period of greater than ten (10) days will be allowed in those states where it is required.

In all other respects the provisions, conditions, exceptions and limitations contained in the Contract remain unchanged.

Signed for the Company at its home office.

                  ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK

      /s/Wayne A. Robinson                /s/Vincent Vitiello
         Wayne A. Robinson                   Vincent Vitiello
            Secretary                           President

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